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PROVINCE HEALTHCARE COMPANY

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     This filing relates to a planned combination of Province Healthcare Company (“Province Healthcare”) and LifePoint Hospitals, Inc. (“LifePoint Hospitals”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 15, 2004 (the “Merger Agreement”) by and among LifePoint Hospitals, Lakers Holding Corp., Lakers Acquisitions Corp., Pacers Acquisition Corp. and Province Healthcare, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005.

     The following is the transcript of the presentation made by the management of LifePoint Hospitals at the Raymond James Annual Institutional Investors Conference on March 8, 2005.

******

     In connection with the proposed transaction, LifePoint Hospitals and Province Healthcare have filed with the Securities and Exchange Commission (“SEC”) a joint proxy statement/prospectus, as part of a Registration Statement on Form S-4, as amended, and other relevant materials. The definitive joint proxy statement/prospectus has been mailed to the stockholders of LifePoint Hospitals and Province Healthcare, and special meetings of each company’s stockholders will be held March 28, 2005. Investors and security holders are advised to read the joint proxy statement/prospectus and other relevant materials as they become available, as well as any amendments or supplements to those documents, because they will contain important information about LifePoint Hospitals, Province Healthcare and the proposed transaction. In addition, the joint proxy statement/prospectus and other relevant materials filed by LifePoint Hospitals or Province Healthcare with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by LifePoint Hospitals by contacting Investor Relations, LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee, 37027, Phone: (615) 372-8500 and by Province Healthcare by contacting Investor Relations, Province Healthcare Company, 105 Westwood Place, Suite 400, Brentwood, Tennessee, 37027, Phone: (615) 370-1377.

     LifePoint Hospitals and Province Healthcare, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from their respective stockholders with respect to the transactions contemplated by the Merger Agreement. Information about the directors and executive officers of LifePoint Hospitals, and their interests in the transactions contemplated by the Merger Agreement, including their ownership of LifePoint Hospitals common stock, is set forth in the proxy statement for LifePoint Hospitals’ 2004 annual meeting, which was filed with the SEC on April 28, 2004. Information about the directors and executive officers of Province Healthcare, and their interests in the transactions contemplated by the Merger Agreement, including their ownership of Province Healthcare common stock, is set forth in the proxy statement for Province Healthcare’s 2004 annual meeting, which was filed with the SEC on April 20, 2004. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the joint proxy statement/prospectus and the other relevant documents filed with the SEC as they become available.

     This document may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements, particularly those statements regarding the effects of the merger, reflect LifePoint Hospitals, Inc.’s and Province Healthcare Company’s current expectations and beliefs, are not guarantees of performance of LifePoint Hospitals or the newly formed combined entity and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. For example, such risks, uncertainties, assumptions and other factors include, without limitation, the possibility that (1) the companies may be unable to obtain the required stockholder or regulatory approvals; (2) problems may arise in successfully integrating the businesses of the two companies; (3) the acquisition may involve unexpected costs; (4) the combined company may be unable to achieve cost-cutting synergies; (5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and (6) the combined company may be subject to future regulatory or legislative actions. For a further discussion of these and other risks, uncertainties, assumptions and other factors, see the joint proxy statement/prospectus and LifePoint Hospitals’ and Province Healthcare’s filings with the Securities and Exchange Commission. LifePoint Hospitals and Province Healthcare undertake no duty to update forward-looking statements.

Final Transcript

Conference Call Transcript

LPNT — LifePoint Hospitals, Inc. at Raymond James Annual Institutional Investors Conference

Event Date/Time: Mar. 08. 2005 / 11:00AM ET
Event Duration: N/A

CORPORATE PARTICIPANTS

Mike Culotta
LifePoint Hospitals, Inc. — SVP and CFO

John Ransom
Raymond James

PRESENTATION

John Ransom - Raymond James

Good morning. I’m John Ransom. I’m happy to introduce Mike Culotta, CFO of LifePoint Hospitals. LifePoint Hospitals is our third rural hospital company to present this morning. That would make three out of three, so we got them all.

Obviously the biggest issue near term with LifePoint is a large acquisition of cross town rival Province Health Care. We view the two companies as having complimentary strengths. I think LifePoint by all measures was the better operator. Perhaps Province did a little better job on the external growth front, so what that should mean is a fair amount of operating margin potential even after they’ve stripped out 16.5 to 17 million corporate overhead costs.

The deal with was set to close probably end of March, close to early April (inaudible). And we believe that what’s not factored into street estimates, which have been rising, is about 8 cents potential accretion once the convertible debt outcomes the callable in mid June.

So we think this is a recently valued stock with some upsides with some easily identical financial engineering opportunities. And longer term we look forward to probably what is either the best or one of the best operating companies taking on a big capital of assets where I think there’s a 200 or 300 basis points of operating margin potential.

So with that, Mike Culotta.

Mike Culotta - LifePoint Hospitals, Inc. — SVP and CFO

John, thank you very much, and I’d like to thank everybody at Raymond James for the invitation for us being here. This obviously is being Webcast. Obviously this will be on our website for 30 days. In addition, this script will also be on our Website shortly as soon as it’s completed and reviewed and will be put on to website.

So with that, just to mention further what John said our goal is to complete the transaction about a March 31st date. At that point, just to let you know, we are in solicitation at this point and time. It’s very interesting. We still continue to receive a number of phone calls from the standpoint of when are getting SEC approval? We got SEC approval in mid February. That was all approved, all cleared.

We also filed the proxy — the S-4 filing — shortly thereafter or mailed the proxy shortly thereafter. So that is out with the shareholders and is out presently in the voting arena. For those of you who have not gotten your proxy, if you are a shareholder and you have not received it, please call us. And the best person to call would be Penny Brake at LifePoint Hospitals. Her last name is B-R-A-K-E, Brake, at 615-372-8523. So again if you have not received this, please do so and give us a call.

Other questions are also any more regulatory approval. No, there is no more regulatory approval. All we’re waiting on at this stage would be the shareholder approval. We have not received any negative comments from any shareholders at this point in time. We don’t expect to see any. Everything’s been very positive as we’ve met with our investors and future investors. So everything is a go. We’ll strongly close, and this will be a transaction that will be completed.

Another note to point out to everyone, we did complete our 10-K. Our 10-K is on file. We filed that on March 1st. Everything was completed there, including 404 management assessment with no material weakness, and that was further (inaudible) by Ernst and Young with their unqualified opinions, which was (inaudible) opinion on our 404 work. So again that is also out there for you to review. Stating that, we need to say a lot of things to a lot of the folks at LifePoint Hospitals commitment working on this since January of 2003. So we are very, very pleased to have completed that process and completed it in a timely fashion and been able to get out all of that information.

A little bit more update in terms of the Province transaction that we are completing, trying to get completed. We have a couple weeks ago, the week February 21st we had a great, great meeting. Monday and Tuesday we had the CFO’s and the controllers in from Province Health Care to go through the HCA system. As you know we’re going to go from the HMS system to the HCA system. That process will take about two to three years to convert. We will keep you constantly informed of the costs that we will incur relating to that that was factored into everything we have discussed with people relating to that conversion. So we’ll keep you informed as we’re converting the hospitals over.

We spent a day on the HCA systems and then another day talking about our accounting policies, and our accounting policies that we have compared to theirs. Then we on Wednesday, Thursday and Friday, we had the CEO’s, the CFO’s and the CNO’s of all the hospitals — both LifePoint and Province — and it was a great three days. The attitude of the transaction is fantastic. People are extremely positive, the communities that Province have been extremely positive since we visited those. So we are very, very pleased with the process of what’s been taking place.

Another item is we have some very strong leadership. And several people right now at corporate office, particularly with Scott Raplee who is heading up our transition team. We are constantly meeting once a week, twice a week in terms of the transition — what’s going to be taking place? And we are looking at it department by department. What does Managed Care have to do? What does Reimbursement have to do? What does Tax have to do?

We’re constantly going through that. So as we get closer and closer to that date, the transition teams will be in place and ready to go to turn this over as quick as we can and again we are shooting for a late March time frame, early April time frame at that point in time. Another item that people have been asking, let’s get a little bit — I’ll go off a little bit on the acquisition at this point in time. We’ve been asked a lot about the flu.

We’ve have been seeing a little bit of the flu. We saw part of it in the latter part of January. I’ve seen it in February. So again if you would all go on the CDC sites you can see most of the states in the U.S. are now red. But the flu — we have not seen it to the volume that we saw in December of ‘03, but we have seen the flu out here in our communities.

So with that, what I would like to do is go through the slide presentation. Very quickly, again, the important legal information that you have there that will be in front of you and the forward-looking statements that we have there.

Again, talking about the LifePoint and Province. It is a great opportunity. When John mentioned cross town rivals, he probably should have said across the street rivals. We’re not really rivals anything other than when it was acquisitioned, but they are about three blocks away. So the climbing over to corporate headquarters is going to be very, very easy. As a matter of fact, they’re building a zone by same building the folks who own our building and managed by the same people.

We are extremely close to each other, only three blocks away there in Brentwood. But again, this slide presentation is as of 9:30 since status what is presently in the proxy, all the information that’s in there. So again, as you know, great opportunity for the both companies and the shareholders from the standpoint of bringing the critical mass together, and as John mentioned there is some great synergies, but we’re going to get into further operational items that are there.

The de Novo projects right there. The Coastal Carolinas has been completed. It opened in November of ‘04. Fort Mojave will open in second to third quarter of ‘05 there. And as you know, Las Cruces that was acquired by Province was acquired on June 1st of ‘04, so again, from that regard.

To give you a little bit, again, of flavor of where we are now. We’ll be in 20 states. Province was in 13, we were in nine. There were two overlays there. In Alabama, their one hospital in Selma, Alabama is not really close to our Northwest Alabama, or our Andalusia. So there is really nothing from the standpoint of the market there.

In Louisiana their Opelousas Hospital, their Eunice Hospital was very close to our Ville Platte. If I’m not mistaken, those are three parishes that are contingent to one another, but again, really no overlay in the primary market from that standpoint. No regulatory issues that came up during the process that we had there, so again, some opportunities with those three hospitals close by. The rest of them the hospitals are not really that close by when you overlay the map. So, again the opportunity is there.

Again, the other opportunity is where we were heavily into Tennessee and Kentucky. It’s spread out a little bit father there so you can see on a pro forma basis the largest state will not be making up as much as it did either for Province or for LifePoint there from the standpoint. And then the average revenue hospital, you can see Province was a little bit larger from that regard.

We also saw as we were doing due diligence, the interesting thing, the average household income was higher in the Province hospitals than it was ours. But when you overlay the revenue, and you’ll see that in a second, very similar in terms of the breakdown of the revenue cycle from that regard. The other thing is the sole community provider. They have two hospitals that are not the only hospital in town, Las Cruces, and also in Opelousas. And ours is Smith County there in Tennessee, which is a very, very small community. Only about 5,000 people and there’s two hospitals there.

This was a very interesting thing. Two weeks ago, that was another thing we rolled out, was the similarities of our cultures in terms of our “High five” and their “five pillars”. And that was one of the processes all day long as we were taking all the CEO’s, CFO’s and CNO’s through it. So, again, there was a lot of positives about that in terms of the cultures. Both positive sides from similar cultures that we both have.

Again, here you have a little bit of the EBITDA differential that you have Provinces. You see that as about 340 basis points. When you look at most recent information it’s close to 370 to 400 basis points and I’ll get into a little bit of differences there from the two hospitals. This is where we really believe — John talked a little bit about the synergies in terms of some of the corporate things that will take place.

Obviously, that you don’t have a duplication effort from a corporate standpoint, but here’s where we strongly believe is the long term potential of this company is to be able to see this from the standpoint of margin growth and opportunities not only in our existing hospitals, but in their hospitals and a continuation of a growth of our philosophy as we acquire more and more hospitals as we go forward.

These slides I’m going to sort of skip through. These are required by the SEC. If you do show EBITDA information or non-GAAP financial information, you’re supposed to reconcile to it. So, that’s basically what these are in here for. But again, here is the payer mix. And you can see it’s very, very similar from the standpoint in terms of the Medicare, the Medicaid and the commercial and managed care.

So again, two hospitals very similar. Two hospital companies that are extremely similar and that’s what makes this so exciting for us in terms of philosophy. I think that’s 2003 and before was 2004. Again, the opportunities. We talked about the national offices coming together. The retirement plan. We are an ESOP. We will continue that ESOP opportunity, which are the shares that are within our ESOP that we can use there.

Physician recruiting, which we will discuss a little bit later. The managed care contract. The group purchasing, you will see that actually in the proxy. We actually went back and looked at the history and said, what if we would have owned Province as we were doing our pro formas? And that was about increase in terms of to the EBITDA line or pretax line of about 1.4 million.

When we ran that, we ran that in the summer and that was before Province had a full year of having Las Cruces on HPG or obviously Coastal Carolina’s being formed. So, that number should go up with the amount of supplies that are bought at Las Cruces. So, again, that number will just continue to go up because we are part owner of the Health Trust Purchase Group. About a 2 percent owner.

Again, key strengths. We’re going to maintain that real hospital strategy. We want to be the sole community hospital or the sole community provider. That’s very key to us. The geographic diversification was very key to us from that regard as we looked and we overlaid both companies. The other item that will see as you look in the pro forma’s in the S-4 of the proxy statement is a very, very strong free cash flow.

So, both companies are cash flowing very strong. Again, the other areas of opportunity is physician recruiting. Just to talk a little bit about it. We are more hospital based. They were a little bit more centralized. We will move towards more of that hospital base. That’s where the physicians and their families live.

Hospitals take a very strong ownership of that and very key to that, our retention is very high. Our turnover is very low and the key to that is to make sure that you’re recruiting the right physicians. They’re comfortable with where they’re going. They’re comfortable with the communities. They’re comfortable with the other physicians in the hospital.

The managed care contract flip-flops. We are a little bit more centralized. They are a little bit more hospital based. We have folks at corporate that came from a managed care environment and they work very closely with our hospital CEO’s in terms of helping to work through the managed care contracts and the number of managed care contracts that are out there in the hospital area.

CapEx focus, as most of you know from following some of us, we are very strong in terms of our first dollars going back into our hospitals. That is very key to us because that’s where you have the biggest return in terms of whether you’re putting in an MRI, a CT, expanding the bed capacity.

We find very heavy, very great return on investment in our existing facilities in our existing markets. The other area of staffing productivity, as we were doing our due diligence, are employee equivalent for occupied bed. That’s what EEOB stands for with 3.56 for us compared to 3.8 in man hours for adjusted admission — 85 versus 91.

This has no factor relating into the cost or dollar of labors. It just gives you an opportunity there to take a look at productivity and what we do. The HCA systems has a lot of tools in it that we utilize from the standpoint of staffing levels based on what your adjusted admissions are based on what your admissions are. And we utilize that. We monitor that. The hospitals look at it and monitor it quite regularly, as a matter of fact, daily.

Quality resource management. Again, both companies were extremely strong in this area and we will continue working to see quality resource management. And you’ll see us be very, very heavily involved in risk management from that part.

Supply management we already talked about. We were a 2 percent owner of the health trust purchase group for HPG. The major owner of that, as you know, is HBA. And the discretionary expense management. Taking a look at some of the things that we do in terms of being very detail controlled oriented in terms of operating our hospitals.

Also, the other area is the lease buyout. As you know, we pretty much own all of our hospitals. We also build our own medical office buildings. We lease our medical office buildings and we finance our medical office buildings. And we just find if you do that with a third party type of real estate developer, your profits are basically going to the real estate developer as being staying within the company.

So, that is something — we get a lot of phone calls on that — but that is something that we very, very much are key into. We do that ourselves.

This gives you a little bit of a CapEx. Again, I would refer to our year end conference call in terms of what we talked about CapEx going forward for ‘05. So, I would refer you to that call and to the scripts there. But as you can see, both companies have put some very good efforts into CapEx from that regard.

So, again, we’ll continue working that. You normally see about a net revenue about 1.5 to 2 percent is usually routine. And then CapEx is usually something greater than that.

This is LifePoint’s. It gives you a break down. And again, what you’ll see is pretty much the MOB’s that we talked about. That we are predominately owner of that. We will continue to do with the Province hospitals, as we’ve done with ours, which is really reconfiguring the first floor, the OR, the ER area. Looking for opportunities to expand in rehab, geriatric psych, cath lab areas and any other areas that we can continue to bring on more services in these communities.

The recruiting programs, again, very strong over the last couple of years for both companies. And this is a key lifeline for us for both companies. It’s very, very key to constantly be recruiting great quality physicians to our communities. And we’re excited about what our most recent two years have been both from a Province and a LifePoint perspective.

This gives you a little bit of what the hospitals — this will be the largest hospital of the group, which is Las Cruces. This was acquired on June 1st by Province. An outstanding facility. And as they’ve most recently given information and I refer back also to their press releases and to their conference calls, how well Las Cruces is doing. I think it surprised both of us. It particularly surprised us as we were looking at it as we were looking at Province because this was a key asset.

Coastal Carolinas, like I have mentioned before, was opened in November of ‘04 and it’s doing very, very well and it’s been a great part of South Carolina right off Hilton Head. And then Fort Mojave, as we mentioned, which will open sometime in the latter half of 2005.

Again, the operations. The is just — I won’t go into the details of this, but rest assured, we are working very hard to get this deal closed. The folks at Province are working very hard to get this deal closed and we are also working extremely hard on the transition plan. Definitely no hiccups here. So, we’re all looking forward to it and we’re thinking way ahead as we go forward with that.

So, with that, I want to thank you very, very much for being here. I appreciate it. And if you have any further questions we will be in a breakout session in the back in Palm. Palm C. I’m sorry?

Unidentified Audience Member

(inaudible).

QUESTION AND ANSWER

Mike Culotta - LifePoint Hospitals, Inc. — SVP and CFO

Okay. All right. Any questions? I may have to repeat it because we’re on a Webcast? All right, John?

Unidentified Audience Member

(inaudible).

Mike Culotta - LifePoint Hospitals, Inc. — SVP and CFO

Okay, the question is, where are we going to be spending on the IT revenue? One of the items, and there’s probably a twofold question to that, John. We’re probably going to be spending in ‘05 somewhere on CapEx somewhere between 17 and 20 million on IT.

And the reason for that is we’re converting to the HCA system. So, you’ve got the hardware and software and also running the wires at the hospital. So, again, you’ll see as we mentioned in our call relating to that, you will see that. Again, they’ve got to run the wires in all the hospitals, get the computer setup as we start converting that.

So, you’ll see a large amount in CapEx in ‘05. That will sort of go down in ‘06 and ‘07. From the standpoint we spend approximately right now from the 10-K about $15 to$16 million to HCA for the cost of that, John. And you’ll probably see that with the size of Province. That number, as we get everybody converted, will double. So, it will be around $32 million going forward. Good question.

Well, if there is no other questions we will breakout to — John, is it Palm C? Palm C.

Operator

This presentation has now finished. (Operator instructions).